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                                                                   Exhibit 10.21

                                QUIKSILVER, INC.

                              ANNUAL INCENTIVE PLAN

                  (FORMERLY THE "EXECUTIVE OFFICER BONUS PLAN")

1.    PURPOSE

      The Quiksilver, Inc. Annual Incentive Plan (the "Plan") is designed to promote the interests of the Company and its stockholders by stimulating the efforts of the executive officers on behalf of the Company by establishing a direct relationship between the payment of cash bonuses to such executive officers and the profitability of the Company.

2.    CALCULATION OF BONUS AMOUNT

      Under the Plan, an annual cash bonus is paid to participants only if a targeted increase in pre-tax income over the prior year has been met for the year. In the case of officers of the Company, such bonus is based on the Company's pre-tax income. In the case of officers of Quiksilver Europe, such bonus is based on Quiksilver Europe's pre-tax income. Each participant shall receive a cash bonus equal to a percentage of such participant's base salary, ranging from 0% to 300% of base salary. The maximum amount payable to any officer in any fiscal year is $2,400,000. Prior to the beginning of each fiscal year, the Compensation Committee of the Board of Directors shall establish (i) the pre-tax income growth goals for the upcoming year, (ii) the bonus, as a percentage of base salary, payable upon achievement of these goals and (iii) the executives eligible to participate. At the end of the year, the Committee shall certify in writing whether the pre-tax income growth goals have been met for the year and that the amount of bonus to be paid to each participant is correct. The Compensation Committee does not have the discretion to increase the maximum bonus percentage of 300% of base salary or the $2,400,000 maximum bonus payable to any one participating executive for any fiscal year.

3.    ELIGIBLE PARTICIPANTS

      Individuals who are eligible to participate in the Plan include the executive officers and certain other key employees of the Company as may be determined by the Compensation Committee of the Board of Directors.

4.    ADMINISTRATION

      The Plan shall be administered by the Compensation Committee of the Board of Directors.

5.    TERM; AMENDMENT

      The Plan will continue in effect until terminated by the Committee. The Committee may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek stockholder approval of any amendment determined to require stockholder approval or

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advisable under the regulations of the Internal Revenue Service or other applicable laws or regulations.

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